Exhibit 99.1

Nova LifeStyle Added to Russell Microcap Index

LOS ANGELES, Monday, June 30, 2014 / PRNewswire / Nova LifeStyle, Inc. (NASDAQ-GM: ‘NVFY’), a U.S.-based fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture, today announced that it has been added to the Russell Microcap(R) Index.

Tawny Lam, President of Nova LifeStyle, Inc., commented, "Our addition to the Russell Microcap Index represents another meaningful corporate milestone for Nova LifeStyle. We believe that inclusion in this index will further increase our visibility and exposure with institutional investors and index fund managers as well as contribute to enhanced liquidity of our stock."

The Russell Microcap Index measures the performance of the microcap segment of the U.S. equity market. Microcap stocks consist of the smallest 1,000 securities in the small-cap Russell 2000(R) Index, plus the next 1,000 eligible securities, based on a ranking of all U.S. equities by market capitalization. The Index is completely reconstituted annually to ensure new and growing equities are reflected and companies continue to reflect appropriate capitalization and value characteristics.  Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes.

About Nova LifeStyle, Inc.

Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili and Nova QwiK. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. The Company distributes its products through subsidiaries Diamond Bar and Bright Swallow International, as well as through third party distributors. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Investor Contact:
ICR, Inc.
Anne Rakunas
Tel: (310) 954-1113
Anne.Rakunas@icrinc.com